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                                                                     EXHIBIT 5.1

URS Corporation
100 California Street, Suite 500
San Francisco, California 94111-4529

RE: EXCHANGE OF 11 1/2% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $200,000,000 in principal amount due at maturity of the Company's 11 1/2% Senior Notes due 2009 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 11 1/2% Senior Notes due 2009 (the "Outstanding Notes"). The Registration Statement also covers the guarantees of the Exchange Notes (the "Guarantees") by the subsidiary guarantors listed on SCHEDULE A attached hereto (the "Subsidiary Guarantors").

The Exchange Notes and the Guarantees will be issued pursuant to an Indenture, dated August 22, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and U.S. Bank, N.A., as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Outstanding Notes on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

In connection with this opinion, we have examined copies of the Registration Statement, the Indenture, the Exchange Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed: (i) the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; and (ii) that the Indenture is a legal and binding obligation of the Trustee. As to certain factual matters, we have relied upon certificates of officers of the Company and the Guarantors and have not sought independently to verify such matters.

Except with respect to our opinions as to the Exchange Notes and the Guarantees constituting valid and binding obligations, which are provided solely with respect to the internal laws of the State of New York, our opinions are expressed only with respect to the federal laws of the United States of America, the internal laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        1. When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.



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        2. When the Exchange Notes have been duly executed and delivered by the
Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Guarantees by the Subsidiary Guarantors will constitute valid and binding obligations of the Subsidiary Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

With regard to our opinion in paragraph 2 above relating to the valid and binding obligation of the guarantee of the Exchange Notes by those Subsidiary Guarantors incorporated in states other than California or Delaware, we have assumed that such Subsidiary Guarantors are validly existing in good standing in their respective jurisdictions of incorporation, have the power, corporate or otherwise, to enter into and perform all of their respective obligations under the Indenture, and have duly authorized, executed and delivered the Indenture.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ Francis Wheeler
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                                  SCHEDULE A

                              SUBSIDIARY GUARANTORS

                      Aman Environmental Construction, Inc.

                       Banshee Construction Company, Inc.

                                    BRW, Inc.

                           Cleveland Wrecking Company

                               URS Resources, LLC

                             O'Brien-Kreitzberg Inc.

                            Radian International LLC

                        Signet Testing Laboratories, Inc.

                         URS Construction Services, Inc.

                                 URS Corporation

                           URS Corporation Great Lakes

                        URS Corporation Group Consultants

                           URS Corporation -- Maryland

                             URS Corporation -- Ohio

                            URS Corporation Southern

                                 URS Group, Inc.

                               URS Holdings, Inc.

                             URS International, Inc.

                           Lear Siegler Services, Inc.

                          URS Operating Services, Inc.

                         Walk, Haydel & Associates, Inc.

                          EG&G Defense Materials, Inc.

                          EG&G Technical Services, Inc.